United States securities and exchange commission logo





                     October 14, 2022

       Fei Wang
       Chief Executive Officer
       Yong Bai Chao New Retail Corporation
       3209, South Building, Building 3,
       No. 39 Hulan West Road, Baoshan District
       Shanghai, People   s Republic of China, 200443

                                                        Re: Yong Bai Chao New
Retail Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 000-56129

       Dear Fei Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing